Exhibit 3.103

Trey Grayson

Secretary of State

Received and Filed

04/26/2006 12:41:12 PM

ARTICLES OF MERGER

Pursuant to the provisions of Chapter 271B.11 of the Kentucky Revised Statutes, the

undersigned surviving entity hereby submits the following Articles of Merger:

1. The name and jurisdiction of formation or organization or each constituent business entity which is to merge is:

Name	Jurisdiction
Burlington Coat Factory of Kentucky, Inc.	Kentucky
Burlington Coat Factory Warehouse of Lexington, Inc.	Kentucky
Burlington Coat Factory Warehouse of Dixie, Inc.	Kentucky

2. The plan of merger is as follows: See Exhibit A attached hereto.

3. The name of the surviving business entity is: Burlington Coat Factory of Kentucky, Inc.

4. The plan of merger was duly authorized and approved by each constituent business entity in accordance with KRS 27lB.11-30.

5. The effective date of the merger is April 30,2006 at 12:01 am Eastern Standard Time.

Dated: April 20,2006

BURLINGTON COAT FACTORY OF KENTUCKY, INC.

/s/ Paul C. Tang
Title: Executive Vice President

ANNEX A

PLAN OF MERGER

This Plan of Merger, dated as of March 13, 2006, between Burlington Coat Factory of Kentucky, Inc., a Kentucky corporation (“BCFK”), and each of Burlington Coat Factory Warehouse of Lexington, Inc., a Kentucky corporation (“Lexington”), and Burlington Coat Factory Warehouse of Dixie, Inc., a Kentucky corporation (‘Dixie” and together with Lexington, each a “Merging Corporation”).

WHEREAS, each of the Merging Corporations are corporations duly organized and existing under the laws of the State of Kentucky in which 100% of the issued and outstanding shares of stock (the “Merging Corporations’ Stock”) are held by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (“BCF”);

WHEREAS, BCFK is a corporation duly organized and existing under the laws of the State of Kentucky in which 100% of the issued and outstanding shares of stock are held by BCF;

WHEREAS, BCF, as sole stockholder of each of BCFK and the Merging Corporations, has determined that it is in its best interests that the Merging Corporations shall merge with and into BCFK, with BCFK being the surviving entity (the “Merger”), and that BCF has approved said Merger on the terns and conditions set forth herein in accordance with the applicable provisions of the laws of the State of Kentucky;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree:

1. The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the Kentucky Statutes (the “Statutes”), on the Effective Date (as defined below),the Merging Corporations shall be merged with and into and thereupon the separate existence of the Merging Corporations shall cease, and BCFK, as the surviving company (the “Surviving Company”), shall continue to exist under and be governed by the Statutes.

2. Filing. BCFK and the Merging Corporations will cause Articles of Merger, in compliance with the provisions of applicable law, to be executed and filed with the Secretary of State of Kentucky (the “Articles of Merger”).

3. Effective Date of Merger. The Merger shall become effective on April 30,2006 at 12:0l am Eastern Standard Time (the “Effective Date”).

4. Governing Documents. On the Effective Date, the Articles of Incorporation and Bylaws of the Merging Corporations shall cease to exist. The Articles of Organization and the Bylaws of BCFK shall govern the Surviving Company according to the applicable laws of the State of Kentucky.

5. Board of Directors and Officers. The persons who are members of the Board of Directors and officers of the Merging Corporations immediately prior to the Effective Date shall, after the Effective Date, be removed as members of the Board of Directors of the Merging Corporations.

The persons who are members of the Board of Directors and officers of BCFK shall be the members of the Board of Directors of the Surviving Company.

6. Conversion. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of the Merging Corporations’ Stock, each share of Merging Corporations’ Stock which is held immediately prior to the Effective Date shall be canceled and extinguished.

7. Effect of Merger. On and after the Effective Date, the Surviving Company shall possess all the assets of every description, and every interest in the assets, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each Merging Corporation and all obligations belonging to or due to each of each Merging Corporation, all of which vested in the Surviving Company without further act or deed. The Surviving Company shall be liable for all the obligations of the Merging Corporations; any claim existing, or action or proceeding pending, by or against any Merging Corporation may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Company may be substituted in its place; and all the rights of creditors of each of the Merging Corporations shall be preserved unimpaired.

Trey Grayson

Secretary of State

Received and Filed

03/08/2006 1:32:03 PM

BURLINGTON COAT FACTORY WAREHOUSE OF LOUISVILLE, INC.

ARTICLES OF AMENDMENT

BY SHAREHOLDERS

Pursuant to the provisions of Chapter 271B of the Kentucky Revised Statutes, the

undersigned corporation hereby amends its Articles of Incorporation, and for that purpose,

submits the following statement:

1. The name of the corporation is Burlington Coat Factory Warehouse of Louisville, Inc. (the “Corporation”).

2. On March 7th, 2006, the Corporation adopted the following amendment of its Articles of

Incorporation relating to the name of the Corporation:

The name of the Corporation is Burlington Coat Factory of Kentucky, Inc.

3. The amendment was adopted by shareholder action. At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the amendment, and the vote of such shares was:

Voting Group Designation	Number of Out- Standing Shares	Number of Votes Entitled To be Cast	Number of Votes Represented at the Meeting	Number of Votes Case For and Against by Each Voting Group
Common	1,000	1,000	1,000	1,000 Votes Cast For the Amendment

4. The date the amendment will be effective is April 2, 2006.

Dated: March 6, 2006

BURLINGTON COAT FACTORY

WAREHOUSE OF LOUISVILLE, INC.

/s/ Paul C. Tang
Title:	Executive Vice President

Document No.: DN2006037124

Lodged BY: KY LENDERS

Recorded On: 03/09/2006

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